UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ______)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the Appropriate Box:
☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

CHOICEONE FINANCIAL SERVICES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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109 East Division
Sparta, Michigan 49345

March 29, 2005

To our Shareholders:

We invite you to attend the Annual Meeting of Shareholders of ChoiceOne Financial Services, Inc., to be held at:

Sparta Church of the Nazarene
665-13 Mile Road
Sparta, Michigan
Thursday, April 28, 2005
6:30 p.m. Annual Meeting; dinner to immediately follow

The purpose of the meeting is to elect directors.

Please plan to join us for an informal sit-down dinner to be served immediately following the conclusion of the business portion of the Annual Meeting, which starts at 6:30 p.m. Shareholders holding stock in single ownership form are invited to bring a guest. To assist us in our planning, please complete and return the enclosed reservation card by Monday, April 18, 2005.

The following proxy statement and enclosed proxy are being furnished to holders of ChoiceOne Financial Services, Inc. common stock on and after March 29, 2005. Please be sure to sign, date and return the enclosed proxy promptly whether or not you plan to attend the meeting. A proxy may be revoked at any time before it is exercised and shareholders who are present at the meeting may withdraw their proxy and vote in person if they wish to do so. All owners should sign proxies as their names appear on the proxy.

We hope you will join us at the 2005 Annual Meeting. We look forward to seeing you there.
Sincerely,

James A. Bosserd President and Chief Executive Officer

109 East Division
Sparta, Michigan 49345

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

          The annual meeting of shareholders of ChoiceOne Financial Services, Inc. will be held at Sparta Church of the Nazarene, 665-13 Mile Road, Sparta, Michigan, on Thursday, April 28, 2005, at 6:30 p.m. local time, for the following purposes:

          1.          To elect directors.

          2.          To transact any other business that may properly come before the meeting.

          Shareholders of record at the close of business on March 1, 2005, are entitled to notice of and to vote at the meeting and any adjournment of the meeting.
By Order of the Board of Directors,

Linda R. Pitsch Secretary

March 29, 2005

It is important that your shares be represented at the meeting. Even if you expect to attend the meeting, PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

CHOICEONE FINANCIAL SERVICES, INC.
109 East Division
Sparta, Michigan  49345

ANNUAL MEETING OF SHAREHOLDERS
April 28, 2005

PROXY STATEMENT

Meeting Information

Time and Place of Meeting

You are invited to attend the annual meeting of shareholders of ChoiceOne Financial Services, Inc. that will be held on Thursday, April 28, 2005, at Sparta Church of the Nazarene, 665-13 Mile Road, Sparta, Michigan, at 6:30 p.m. local time.

This proxy statement and the enclosed proxy are being furnished to you on and after March 29, 2005, in connection with the solicitation of proxies by ChoiceOne's Board of Directors for use at the annual meeting. In this proxy statement, "we," "us," "our" and "ChoiceOne" refer to ChoiceOne Financial Services, Inc. and "you" and "your" refer to ChoiceOne shareholders.

Purpose of Meeting

The purpose of the annual meeting is to consider and vote upon the election of directors. Your Board of Directors recommends that you vote FOR each of the nominees discussed in this proxy statement.

How to Vote Your Shares

You may vote at the meeting if you were a shareholder of record of ChoiceOne common stock on March 1, 2005. You are entitled to one vote per share of ChoiceOne common stock that you own on each matter presented at the annual meeting.

As of March 1, 2005, there were 1,570,966 shares of ChoiceOne common stock issued and outstanding.

Your shares will be voted at the annual meeting if you properly sign and return to us the enclosed proxy. If you specify a choice, your proxy will be voted as specified. If you do not specify a choice, your shares will be voted for the election of each nominee for director named in this proxy statement. If other matters are presented at the annual meeting, the individuals named in the enclosed proxy will vote your shares on those matters in their discretion. As of the date of this proxy statement, we do not know of any other matters to be considered at the annual meeting.

You may revoke your proxy at any time before it is exercised by:
•	delivering written notice to the Secretary of ChoiceOne; or
•	attending and voting at the annual meeting.

Who Will Solicit Proxies

Directors, officers and employees of ChoiceOne and ChoiceOne Bank (referred to as the "Bank") will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of ChoiceOne common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. ChoiceOne will pay all expenses related to soliciting proxies.

Required Vote and Quorum

A plurality of the shares voting at the annual meeting is required to elect directors. This means that if there are more nominees than director positions to be filled, the nominees for whom the most votes are cast will be elected. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

A majority of the shares entitled to vote at the annual meeting must be present or represented at the meeting to constitute a quorum. If you submit a proxy or attend the meeting in person, your shares will be counted towards the quorum, even if you abstain from voting on some or all of the matters introduced at the meeting. Broker non-votes also count for quorum purposes.

Election of Directors

The Board of Directors presently consists of ten individuals divided into three classes. Each class of directors is as nearly equal in number as possible and serves for a three-year term of office. The term of office of one class of directors expires at the annual meeting each year. An individual may not continue to serve on the Board of Directors after he or she becomes 70 years old.

The Board of Directors proposes that the following nominees be elected as directors for terms expiring at the annual meeting of shareholders to be held in 2008:

Nominee

Bruce A. Johnson
Jon E. Pike
Linda R. Pitsch

Each proposed nominee currently serves as a director of ChoiceOne for a term that will expire at this year's annual meeting. The persons named in the enclosed proxy intend to vote for the election of the three nominees listed. The proposed nominees are willing to be elected and serve as directors. If a nominee is unable to serve or is otherwise unavailable for election - which we do not anticipate - the incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person so selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named.

Biographical information is presented below concerning the nominees for director, current directors whose term of office will continue after the annual meeting and the executive officers of ChoiceOne. All of the directors of ChoiceOne also serve as directors of the Bank. Except as otherwise indicated, each nominee, current director and executive officer has had the same principal employment for over five years.
ChoiceOne's Board of Directors and Executive Officers

Nominees for Election as Directors

Bruce A. Johnson (age 52) is Vice President, Chief Financial Officer and a director of Spartan Distributors, Inc., a Sparta, Michigan based distributor of lawn and garden equipment, turf equipment and irrigation materials. Prior to joining Spartan Distributors in 1995, Mr. Johnson spent 21 years in various positions with Old Kent Financial Corporation, including Chairman, President and Chief Executive Officer of Old Kent Bank of Grand Blanc, Michigan and Vice President and Manager of Private Banking for Old Kent Bank in Grand Rapids, Michigan. Mr. Johnson has been a director of ChoiceOne and the Bank since March 2001. Mr. Johnson is also a director of ChoiceOne Insurance Agencies, Inc.

Jon E. Pike (age 63) is a Certified Public Accountant and Chairman of Beene Garter LLP, Certified Public Accountants, of Grand Rapids, Michigan. Mr. Pike has been Chairman of the Board of Directors since August 1998 and a director of ChoiceOne and the Bank since September 1990. Mr. Pike serves as a director of Porter Hills Retirement Community and Services and Sparta Foam, Inc.

Linda R. Pitsch (age 57) has been a director of ChoiceOne and the Bank since December 1994 and Secretary of ChoiceOne and the Bank since February 1995. Ms. Pitsch also has served as Senior Vice President and Cashier of the Bank since January 1993. Ms. Pitsch has been an employee of the Bank since September 1969, serving in various management and executive capacities. Ms. Pitsch is a director of ChoiceOne Mortgage Company of Michigan and has served as its Secretary since January 2002. Ms. Pitsch has been a director and Secretary of the Board for ChoiceOne Insurance Agencies, Inc. since December 1998. Ms. Pitsch is an instructor at Davenport College of Business, and Secretary, Treasurer and a director of Strawberry Pines Condominium Association.

Your Board of Directors Recommends that You
Vote FOR the Election of All Nominees as Directors

Continuing Directors with Terms Expiring in 2006

James A. Bosserd (age 55) has been a director of ChoiceOne and the Bank since he was appointed to those boards in April 2001. Mr. Bosserd has been President and Chief Executive Officer of ChoiceOne and the Bank since April 2001. Mr. Bosserd has also been President of ChoiceOne Insurance Agencies, Inc. since April 2001 and President of ChoiceOne Mortgage Company of Michigan since January 2002. Prior to joining ChoiceOne and the Bank, Mr. Bosserd was Senior Vice President-Retail Group Manager with Huntington National Bank, a commercial bank, since October 1997 and Senior Vice President-Private Banking Manager with Huntington National Bank since April 1999. Mr. Bosserd also served as President and Chief Executive Officer of FMB State Savings Bank, a commercial bank in Lowell, Michigan, from 1992 through 1997. Mr. Bosserd has also been a director of West Shore Computer Services, Inc., a data processing company in which ChoiceOne owns a 20% interest, since February 2002. Mr. Bosserd is a director of the Sparta Rotary Board, the Michigan Bankers' Association and the FFA Foundation.

William F. Cutler, Jr. (age 57) is the former Vice President of the H. H. Cutler Company, an apparel manufacturer. Mr. Cutler joined the H. H. Cutler Company in 1970 and served in various management and executive capacities until January 1994. The H. H. Cutler Company was sold to VF (Vanity Fair) Corporation in January 1994. Mr. Cutler has been a director of ChoiceOne and the Bank since October 1993. Mr. Cutler served as a director of the Sparta Health Center from 1981 until 1996.

Paul L. Johnson (age 55) is President of and owns Falcon Resources, Inc. in Belmont, Michigan, a sales, engineering and design firm for the automotive and furniture industries. Mr. Johnson has been a director of ChoiceOne and the Bank since July 1999. Mr. Johnson has been a director of ChoiceOne Insurance Agencies, Inc. since November 2000.

Andrew W. Zamiara (age 64) is a registered pharmacist and is the owner, President and Manager of Momber Pharmacy and Gift Shop in Sparta, Michigan and Momber Hallmark in Rockford, Michigan. Mr. Zamiara has been a director of ChoiceOne and the Bank since August 1990.
Continuing Directors with Terms Expiring in 2007

Frank G. Berris (age 57) is President and Chief Executive Officer of and owns American Gas & Oil, Inc., a distributor of petroleum products and operator of gas stations. Mr. Berris is also a member of the Michigan Petroleum Association/Michigan Association of Convenience Stores. Mr. Berris has been a director of ChoiceOne and the Bank since August 1991.

Lewis G. Emmons (age 60) is President of Emmons Development-Company, a real estate development firm. Mr. Emmons has been a director of ChoiceOne since 1986 and a director of the Bank since 1978.

Stuart Goodfellow (age 61) owns Goodfellow Blueberry Farms and Goodfellow Vending Services, L.L.C., a vending company. Mr. Goodfellow is also past Vice President and a director of the Michigan Blueberry Growers Association. Mr. Goodfellow has been a director of ChoiceOne and the Bank since August 1991.
Executive Officers who are not Directors

Lee A. Braford (age 44) has been Vice President, Retail Loans/Sales Administration of the Bank since September 2001. Mr. Braford was elected an officer of ChoiceOne Mortgage Company of Michigan in 2003. Prior to his employment with ChoiceOne, Mr. Braford was employed by Bank West, a commercial bank in Grand Rapids, Michigan, from March 2001 until September 2001 and by Cornerstone University as an Events Director from September 1997 until January 2001. Before that, Mr. Braford was employed with ChoiceOne in various management capacities since August 1980.

Mary J. Johnson (age 41) has been a Vice President of the Bank since September 1998. Prior to that, Ms. Johnson was employed by the Bank, serving in various management and executive capacities since April 1993. Ms. Johnson serves as an officer of Johnson & Johnson Builders, Inc., a construction company.

Louis D. Knooihuizen (age 55) has been Senior Vice President, Commercial Loans of the Bank since December 2001. Mr. Knooihuizen was elected an officer of ChoiceOne Mortgage Company of Michigan in 2003. Prior to his employment with ChoiceOne, Mr. Knooihuizen was employed by Bank West, a commercial bank in Grand Rapids, Michigan, as Senior

Vice President, Commercial Loans since May 1999 and by National City Bank, a commercial bank, as Vice President, Commercial Loans since February 1995. Mr. Knooihuizen also serves as a director of Mid-Michigan Banking Group.

Thomas L. Lampen (age 49), a Certified Public Accountant, has been Vice President and Chief Financial Officer of the Bank since January 1992 and Treasurer of ChoiceOne since April 1987. Mr. Lampen has been the Treasurer of ChoiceOne Insurance Agencies, Inc. since January 1996 and the Treasurer of ChoiceOne Mortgage Company of Michigan since January 2002. Prior to his employment with ChoiceOne, Mr. Lampen was employed by Grant Thornton, a national accounting firm.

Kelly Potes (age 43) has been Senior Vice President and General Manager of ChoiceOne Insurance Agencies, Inc. since January 2001. Prior to that, Mr. Potes was President of Kent-Ottawa Financial Advisors, Inc., a financial consulting firm, since December 1998 and Vice President, Retail Services of the Bank since May 1984. Mr. Potes has been a director of ChoiceOne Insurance Agencies, Inc. since January 2001. Mr. Potes serves as a Trustee of the Sparta Board of Education and President of the Sparta Township Library.

Committees of the Board of Directors

The Board of Directors has established the following six standing committees:
•	Audit Committee
•	Branching and Acquisitions Committee
•	Compliance/CRA Committee
•	Executive and Loan Review Committee
•	Governance and Nominating Committee
•	Personnel and Benefits Committee

Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accountants. The Audit Committee reviews their fees for audit and non-audit services and the scope and results of audits performed by them. The Audit Committee also reviews ChoiceOne's internal accounting controls, the proposed form of its financial statements, the results of internal audits and compliance programs, and the results of the examinations received from regulatory authorities. The Audit Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A copy of the Audit Committee charter was attached as Appendix A to ChoiceOne's proxy statement for its annual meeting of shareholders held in 2003. As of the date of this proxy statement, Jon E. Pike (Chairman), William F. Cutler, Jr., Bruce A. Johnson and Paul L. Johnson serve on the Audit Committee. ChoiceOne has designated Mr. Pike as its audit committee financial expert as defined by the Securities and Exchange Commission ("SEC"). As of the date of this proxy statement, all of the members of the Audit Committee are "independent" directors as defined by the rules of the SEC and the NASD. The Audit Committee met five times during 2004.

Branching and Acquisitions Committee. The Branching and Acquisitions Committee considers potential acquisitions by ChoiceOne or the Bank. As of the date of this proxy statement, Frank G. Berris, James A. Bosserd, Lewis G. Emmons, Paul L. Johnson, Linda R. Pitsch and Andrew W. Zamiara serve on the Branching and Acquisitions Committee. The Branching and Acquisitions Committee did not meet during 2004.

Compliance/CRA Committee. The Compliance/CRA Committee manages the Bank's compliance requirements with various federal banking regulations and under the Community Reinvestment Act. As of the date of this proxy statement, Linda R. Pitsch (Chairperson), James A. Bosserd, Stuart Goodfellow, Bruce A. Johnson, Lee A. Braford, Mary J. Johnson, Jason A. Parker and Louis D. Knooihuizen serve on the Compliance/CRA Committee. Lee A. Braford, Mary J. Johnson, Jason A. Parker and Louis D. Knooihuizen are officers of the Bank. The Compliance/CRA Committee met four times during 2004.

Executive and Loan Review Committee. The Executive and Loan Review Committee reviews all aspects of the Bank's loan activity, including new loans of $25,000 or more, problem or other loans identified by examiners, loans 60 days or more past due and non-accrual loans. The Executive and Loan Review Committee also approves loan charge-offs and extensions of credit of up to 15% of the capital and surplus of the Bank. The Executive and Loan Review Committee may also act in other capacities if the Board of Directors so authorizes. As of the date of this proxy statement, Jon E. Pike (Chairman), Frank G. Berris, William F. Cutler, Jr., Lewis G. Emmons, Stuart Goodfellow, Bruce A. Johnson, Paul L. Johnson and Andrew W. Zamiara serve on the Executive and Loan Review Committee. The Executive and Loan Review Committee met thirteen times during 2004.

Governance and Nominating Committee. The Governance and Nominating Committee administers the process of nominations for directorships and coordinates ChoiceOne's corporate governance initiatives and policies. The Governance and Nominating Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Governance and Nominating Committee charter can be found on ChoiceOne's website at www.choiceone.com. As of the date of this proxy statement, William F. Cutler, Jr., Paul L. Johnson and Andrew W. Zamiara serve on the Governance and Nominating Committee. All of the members of the Governance and Nominating Committee are "independent" directors as defined by the rules of the NASD. The Governance and Nominating Committee met twice during 2004.

Personnel and Benefits Committee. The Personnel and Benefits Committee performs the functions of a compensation committee. The Personnel and Benefits Committee receives recommendations from senior management and makes recommendations to the Board of Directors concerning the compensation and benefits of ChoiceOne's and the Bank's officers. The Personnel and Benefits Committee also reviews the provisions of the Personnel Manual. As of the date of this proxy statement, Andrew W. Zamiara (Chairman), William F. Cutler, Jr., Stuart Goodfellow and Jon E. Pike serve on the Personnel and Benefits Committee. James A. Bosserd attends meetings but is not a member of this committee. The Personnel and Benefits Committee met six times during 2004.

Board Meeting Attendance

During 2004, the ChoiceOne Board of Directors held twelve regular meetings and no special meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees on which they served during the year (during the periods that they served).

Annual Meeting Attendance

ChoiceOne expects all of its directors to attend the annual meeting. In 2004, nine of eleven directors attended the annual meeting.

Compensation of Directors

During 2004, ChoiceOne compensated its directors at the rate of $350 quarterly for board meeting attendance. Directors who were not employees of ChoiceOne or the Bank received $100 per hour for each meeting of any committee of the Board of Directors on which they served other than the Executive and Loan Review Committee. During 2004, the Bank compensated its directors at the rate of $450 per meeting attended. The Chairman of the Board of the Bank received an additional $100 per meeting attended.

Under ChoiceOne's Directors' Stock Purchase Plan, a director may elect to receive payment of 25%, 50% 75% or 100% of his or her director's fees in the form of ChoiceOne common stock. On each quarterly payment date, a director participating in this plan receives a number of shares of ChoiceOne common stock (rounded to the nearest whole share) determined by dividing the dollar amount of fees payable that the director has elected to receive as ChoiceOne common stock by the market value of ChoiceOne common stock determined by a poll of ChoiceOne's market makers on the last day of the month preceding the quarterly payment date.

Communicating with the Board of Directors

Shareholders and interested parties may communicate with members of ChoiceOne's Board of Directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o Linda R. Pitsch, Secretary, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345. All correspondence will be forwarded directly to the applicable members of the Board of Directors.

Shareholder Nominations

The Governance and Nominating Committee will consider director candidates recommended by shareholders, directors, officers, third party search firms and other sources. Shareholders may recommend individual nominees for consideration by the Governance and Nominating Committee by communicating with the committee as described under the heading "Communicating with the Board of Directors." The Governance and Nominating Committee will ultimately determine whether a shareholder recommendation will result in a nomination under this process. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating the skills and characteristics required of board members, the committee considers various factors and believes that each candidate should:
•	be chosen without regard to sex, race, religion or national origin;
•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;
•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience that would be of particular importance to ChoiceOne in the performance of the duties of a director;
•	have sufficient time available to devote to the affairs of ChoiceOne in order to carry out the responsibilities of a director; and
•	have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

To make a direct shareholder nomination, you must send a notice to the Secretary of ChoiceOne that sets forth with respect to each proposed nominee:

•	the name, age, business address and residence address of the nominee;
•	the principal occupation or employment of the nominee;
•	the number of shares of capital stock of ChoiceOne that the nominee beneficially owns;
•	a statement that the nominee is willing to be nominated and to serve; and
•	such other information concerning the nominee as would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of the nominee.

You must send this notice to the Secretary not less than 120 days prior to the date of notice of an annual meeting and not more than seven days following the date of notice of a special meeting called for election of directors.
Ownership of ChoiceOne Common Stock

Ownership of ChoiceOne Stock by Directors and Executive Officers

The following table sets forth information concerning the number of shares of ChoiceOne common stock held as of December 31, 2004, by each of ChoiceOne's directors and nominees for director, each of the named executive officers and all of ChoiceOne's directors, nominees for director and executive officers as a group:

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power		Shared Voting or Dispositive Power(2)		Shares Underlying Unexercised Options	Total Beneficial Ownership		Percent of Class
Frank G. Berris	20,680					20,680		1.3%
James A. Bosserd	2,387		1,820		4,175	8,382		*
William F. Cutler, Jr.			24,578			24,578		1.6
Lewis G. Emmons	14,312					14,312		*
Stuart Goodfellow	31,391		3,282			34,673		2.2
Bruce A. Johnson	5,660					5,660		*
Paul L. Johnson			28,944			28,944		1.8
Louis D. Knooihuizen	2,563				1,312	3,875		*
Jon E. Pike	2,948		8,325			11,273		*
Linda R. Pitsch	2,216		40		1,462	3,718		*
Andrew W. Zamiara	1,122		5,911			7,033		*

All directors and executive officers as a group	85,857	(3)	89,572	(3)	12,049	187,477	(3)	11.1%

*Less than 1%.

(1)

The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person.

(2)

These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, certain relatives and minor children over whom the listed person may have influence by reason of relationship.

(3)

Total beneficial ownership includes 17,695 shares of ChoiceOne common stock held by the ChoiceOne Bank 401(k) and Employee Stock Ownership Plan in the accounts of employees, of which executive officers of ChoiceOne are administrators. Of the 17,695 shares of ChoiceOne common stock in this plan, the directors and executive officers have included 4,574 shares in this table as beneficially owned with sole voting and dispositive power. The remaining 13,121 shares are reported as beneficially owned with shared voting or dispositive power and the officers and directors disclaim beneficial ownership of such shares.

Five Percent Shareholders

As of March 1, 2005, we know of no person who beneficially owns more than five percent of the outstanding shares of ChoiceOne's common stock.

Stock Performance

The graph below compares the total return on an investment in ChoiceOne common stock with the returns on both a broad-based stock market index and an index comprised of bank holding companies. The total return is measured using both stock price appreciation and the effect of continuous reinvestment of dividends.

The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The KBW 50 Index is a market capitalization weighted bank stock index published by Keefe, Bruyette & Woods, Inc., an investment banking firm that specializes in the banking industry. The KBW 50 Index is composed of 50 money center and regional bank holding companies and other financial services companies.

Five Year Cumulative Total Shareholder Return

The dollar values plotted in the line graph above are as follows:
December 31,	ChoiceOne	KBW 50	S&P 500

1999	$100.0	$100.0	$100.0
2000	63.4	123.0	90.9
2001	75.3	118.0	80.1
2002	83.0	109.7	62.4
2003	103.8	147.0	80.3
2004	143.4	161.7	89.0

Executive Compensation

Summary of Executive Compensation

The following table shows selected information concerning the compensation of James A. Bosserd, who served as ChoiceOne's Chief Executive Officer during 2004, and Louis D. Knooihuizen, who served as Senior Vice President, Commercial Loans during 2004, for services rendered to ChoiceOne and the Bank during each year in the three-year period ended December 31, 2004. No other executive officer received an aggregate annual salary and bonus of more than $100,000. The Bank compensated Messrs. Bosserd and Knooihuizen in the capacities indicated in the table.

SUMMARY COMPENSATION TABLE
					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary(1)	Bonus(2)	Other Annual Compensation	Restricted Stock Awards	Number of Shares Underlying Options	LTIP Payouts	All Other Compensation(3)

James A. Bosserd	2004	$154,424	$15,000			3,000		$6,071
Director, President and	2003	147,395	22,500			1,500		23,305
Chief Executive Officer of	2002	145,700	15,000			1,050		39,751
ChoiceOne and the Bank

Louis D. Knooihuizen	2004	$95,700	$5,000			750		$2,574
Vice President of	2003	92,700	10,000			500		375
ChoiceOne and Senior	2002	89,308	8,500			500		329
Vice President of the Bank

(1)	Includes compensation deferred under the Bank's 401(k) and Employee Stock Ownership Plan and, for Mr. Bosserd, director fees paid by ChoiceOne and the Bank.

(2)	Includes compensation deferred under the Bank's 401(k) and Employee Stock Ownership Plan.

(3)

All other compensation in 2004 includes: (a) for Mr. Bosserd, a life insurance premium payment of $774 and an employer contribution under the Bank's 401(k) and Employee Stock Ownership Plan of $5,299; and (b) for Mr. Knooihuizen, a life insurance premium payment of $733 and an employer contribution under the Bank's 401(k) and Employee Stock Ownership Plan of $1,824

Stock Options

The following tables provide information concerning stock options granted to the named executive officers during 2004 and unexercised options held as of December 31, 2004:

OPTION GRANTS IN LAST FISCAL YEAR
Individual Grants
Name	Number of Shares Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share(1)	Expiration Date	Grant Date Present Value(2)

James A. Bosserd	2,500	36.8%	$17.13	1/21/14	$7,625
Louis D. Knooihuizen	750	11.0%	17.13	1/21/14	2,288

(1)

The per share exercise price of each option is equal to the market value of ChoiceOne common stock on the date each option was granted. Options were granted for a term of ten years. Options terminate, subject to certain limited exercise provisions, in the event of death, retirement or other termination of employment. Options become exercisable over a period from the date of grant until three years after the date of grant. All options permit the option price to be paid by delivery of cash or other shares of ChoiceOne common stock owned by the option holder, including shares acquired through the exercise of other options.

(2)

Based on the Black-Scholes option pricing model. The actual value, if any, an option holder may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an option holder, if any, will be at or near the value estimated by the Black-Scholes model. The estimated values in the table above were calculated using the Black-Scholes model based on assumptions that include:

•	a stock price volatility factor of 20.54%, calculated using monthly stock prices for the three years prior to the grant date;
•	a risk free rate of return of 3.78%;
•	an expected average dividend yield of 4.42% (approximately the dividend yield at the date of the grant); and
•	an expected average option holding period of 7 years.

No adjustments were made for the general non-transferability of the options or to reflect any risk of forfeiture before vesting. Disclosure of grant date present value is presented pursuant to SEC regulations. ChoiceOne's use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation method.

FISCAL YEAR-END OPTION VALUES

	Number of Shares Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

James A. Bosserd	2,163	2,888	$16,095	$18,093
Louis D. Knooihuizen	813	938	5,976	5,944

(1)	The values reported are based on a fair market value of $22.37 per share, the closing bid price of ChoiceOne's common stock on December 31, 2004.

None of the executive officers listed in the table exercised options during the year ended December 31, 2004.

Executive Stock Incentive Plan

ChoiceOne's Amended and Restated Executive Stock Incentive Plan provides that options to purchase shares of common stock, stock appreciation rights and stock awards may be granted to officers and other key employees of ChoiceOne and its subsidiaries. A stock option entitles the recipient to purchase shares of common stock for a stated period of time at a stated price. Subject to certain restrictions, the Personnel and Benefits Committee determines who will be granted options, the number of shares subject to each option, the form of payment for exercise of an option and other matters related to the stock incentive plan. The Personnel and Benefits Committee also determines the terms and conditions of any stock appreciation rights and stock awards granted under the stock incentive plan. The Personnel and Benefits Committee may provide that, if there is a merger or combination of ChoiceOne with another entity or a change in control of ChoiceOne:
•	any vesting restrictions are accelerated;
•	any restrictions are eliminated; or
•	any participant may choose to receive cash in lieu of outstanding stock options.

The Personnel and Benefits Committee has provided for the acceleration of vesting of options upon a change in control of ChoiceOne in all outstanding stock options.

Employment Contracts

As an inducement for Mr. Bosserd's agreement to serve as a director and President and Chief Executive Officer of ChoiceOne and the Bank, ChoiceOne and the Bank entered into an employment agreement with Mr. Bosserd in 2001. Under this agreement, ChoiceOne and the Bank agreed to:
•	pay Mr. Bosserd a salary of $130,000 per year as may be adjusted, less taxes and withholdings, plus possible bonuses not to exceed 25% of his base salary;
•	pay Mr. Bosserd the regular director's fee for attending Board meetings;
•	provide Mr. Bosserd with an automobile allowance of $500 per month;
•	reimburse Mr. Bosserd for all documented business expenses;
•	provide Mr. Bosserd a lump sum severance amount equal to one year's base salary if Mr. Bosserd is terminated, without cause, within one year following a change in control of ChoiceOne;
•	provide Mr. Bosserd with four weeks paid vacation; and
•	provide Mr. Bosserd with the same health and other employee benefits provided to other employees of ChoiceOne and the Bank.

Mr. Bosserd agreed not to disclose or make any use of confidential or proprietary information of ChoiceOne or the Bank, and agreed not to compete with ChoiceOne or the Bank during his employment with ChoiceOne and the Bank and for a period of one year after such employment.

401(k) Plan

The ChoiceOne Bank 401(k) and Employee Stock Ownership Plan is qualified under Section 401(a) of the Internal Revenue Code.

The purpose of the 401(k) plan is to permit Bank employees, including the named executive officers, to save for retirement on a pre-tax basis. In addition to an employee's pre-tax contributions, the Bank may contribute discretionary matching and/or employee stock ownership plan payments to the 401(k) plan. If the Bank contributes matching and/or employee stock ownership plan payments to the 401(k) plan, those contributions will become fully vested after six years of a participant's vesting service.

Each participant in the 401(k) plan has an account to record the participant's interest in the plan. Amounts contributed by or on behalf of a participant are credited to his or her account. A participant's benefit from the 401(k) plan is equal to the vested amount in the participant's account when he or she terminates employment with the Bank. The employee stock ownership plan provisions provide that the 401(k) plan, in part, is designed to invest primarily in stock of ChoiceOne.

Discretionary Bonus Plan

Under ChoiceOne's discretionary bonus plan, executives may earn bonuses based upon individual and corporate performance, as determined by ChoiceOne's Board of Directors, in its sole discretion.

Personnel and Benefits Committee Report on Executive Compensation

The Personnel and Benefits Committee of ChoiceOne's Board of Directors administers benefit plans, reviews ChoiceOne's key personnel policies and programs, including individual salaries of executive officers, and submits recommendations to the Board of Directors. Directors who are also employees of ChoiceOne or the Bank may not serve as voting members of the Personnel and Benefits Committee.

Successful long-term financial performance and increasing shareholder value are ChoiceOne's primary corporate goals. ChoiceOne's executive compensation practices are intended to encourage successful financial performance and attract and retain talented key executives who are critical to ChoiceOne's long-term success.

ChoiceOne's executive compensation program consists of three components:
•	base salary;
•	annual cash incentive bonus opportunities; and
•	long-term incentives through awards of stock options.

In determining the levels of some components, the Personnel and Benefits Committee considers only corporate performance. In determining the levels of other components, such as base salary and annual cash incentive bonus opportunities, the Personnel and Benefits Committee will consider a number of factors in addition to corporate performance.

When establishing base salary levels, the Personnel and Benefits Committee's primary goal is to be competitive. The Personnel and Benefits Committee establishes ranges for base salaries of executive officers by comparing ChoiceOne to other more or less comparable bank holding companies. In general, salaries paid to ChoiceOne's executives have been closer to the median, rather than either the high or low end, of each range. Although the Personnel and Benefits Committee considers corporate performance when establishing base salary levels, corporate performance is not the most important factor. The Personnel and Benefits Committee also considers a discretionary assessment of job performance when establishing base salary levels.

Annual discretionary bonuses are based on performance at three levels:
•	corporate;
•	business unit; and
•	individual.

The Personnel and Benefits Committee annually approves how to weigh each participant's performance at each level. The Personnel and Benefits Committee establishes target cash awards for participants in the annual discretionary bonus plan. Target awards range from 0% to 22% of base salary. For their individual performance in 2004, executive officers as a group, other than Mr. Bosserd, were awarded discretionary bonuses totaling $29,923. Mr. Bosserd received a discretionary bonus of $15,000 based upon a subjective evaluation of his personal performance.

ChoiceOne uses long-term incentives to reward executives for achieving the long-term goal of increasing shareholder value. All of ChoiceOne's long-term incentives have involved awards of stock options. Stock ownership is considered important. Through stock ownership, the interests of executives become joined with those of the shareholders. Under ChoiceOne's Amended and Restated Executive Stock Incentive Plan, executives may be rewarded for enhancing shareholder value through the increase in the value of shares subject to options that the executives receive. During 2004, the Personnel and Benefits Committee made awards of stock options to ChoiceOne's executive officers, including Mr. Bosserd, for a total of 7,500 shares of common stock. Mr. Bosserd received the greatest number of stock options because the Personnel and Benefits Committee believes he has the greatest potential to influence corporate performance and, therefore, should have the greatest amount of potential compensation "at risk."

ChoiceOne generally maintains a conservative level of perquisites and personal benefits. The dollar value of perquisites and personal benefits provided to executive officers does not exceed 10% of the applicable executive officer's annual base salary and bonus.

Mr. Bosserd's compensation was determined by the Personnel and Benefits Committee and was set at a level to approximate the weekly compensation and perquisites of chief executive officers with comparable levels of experience working with comparable sized bank holding companies.

Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. ChoiceOne has examined its executive compensation policies in light of Section 162(m) and the regulations that the Internal Revenue Service has issued to implement that section. We do not expect that any portion of ChoiceOne's deductions for employee compensation will be disallowed in 2005 or in future years by reason of actions expected to be taken in 2005.

During 2004, the Board of Directors approved all of the Personnel and Benefits Committee's recommendations without modification.

Respectfully submitted,

Andrew W. Zamiara, Chairman
William F. Cutler, Jr.
Stuart Goodfellow
Jon E. Pike

Audit Committee Report

The Audit Committee reviews and supervises ChoiceOne's procedures for recording and reporting the financial results of its operations on behalf of the Board of Directors. ChoiceOne's management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its supervisory duties, the Audit Committee has reviewed ChoiceOne's audited financial statements for the year ended December 31, 2004 included in the 2004 Annual Report to Shareholders and has discussed those financial statements with ChoiceOne's management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee has also reviewed with ChoiceOne's independent auditors - who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles - the judgments of the independent auditors concerning the quality, not just the acceptability, of the accounting principles and such other matters that are required under generally accepted auditing standards to be discussed with the independent auditors. In addition, the Audit Committee has received from the independent auditors the written disclosures required by the Independence Standards Board, has discussed with them their independence from ChoiceOne's management and ChoiceOne, and has considered the compatibility of nonaudit services with their independence.

After and in reliance on the reviews and discussions described above, the Audit Committee recommended to ChoiceOne's Board of Directors that the audited financial statements for the year ended December 31, 2004 be included in ChoiceOne's Annual Report on Form 10-K for the year then ended to be filed with the SEC.

Respectfully submitted,

Jon E. Pike, Chairman
William F. Cutler, Jr.
Bruce A. Johnson
Paul L. Johnson
Related Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and officers of ChoiceOne and persons who beneficially own more than 10% of the outstanding shares of its common stock to file reports of beneficial ownership and changes in beneficial ownership of shares of common stock with the SEC. SEC regulations require such persons to furnish ChoiceOne with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all applicable Section 16(a) reporting and filing requirements were satisfied by such persons from January 1, 2004, through December 31, 2004.

Certain Relationships and Related Transactions

Frank G. Berris, a director of ChoiceOne and the Bank, owns all of the equity interest of JFB Real Estate, LLC ("JFB"). During 2004, JFB purchased from the Bank the building housing the Bank's Appletree Branch located at 416 W. Division, Sparta, MI 49345 for $725,000. The price paid for the building was determined by an independent third party appraisal. The Bank then entered into a lease with JFB to rent that part of the building housing the Appletree Branch for a period of 36 months for $3,200 per month, subject to adjustment annually. The monthly lease rate is the same rate charged by JFB to all of its tenants. The Bank has the option to extend the lease for five additional three-year terms.

Directors, nominees for director and executive officers of ChoiceOne and members of their immediate families were customers of and had transactions with the Bank in the ordinary course of business between January 1, 2004, and December 31, 2004. We anticipate that such transactions will take place in the future in the ordinary course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Independent Certified Public Accountants

Crowe Chizek and Company LLC, Certified Public Accountants, served as ChoiceOne's principal accountant for 2004. The Audit Committee of the Board of Directors has selected Crowe Chizek and Company LLC to act as ChoiceOne's principal accountant for 2005. Representatives of Crowe Chizek and Company LLC are not expected to attend the annual meeting. If a representative of Crowe Chizek and Company LLC attends the meeting, the representative will have an opportunity to make a statement if he or she desires to do so and will be expected to be available to respond to appropriate questions.

In accordance with SEC rules, ChoiceOne's Audit Committee has adopted a Pre-Approval Policy. Under the Pre-Approval Policy, all audit and non-audit services need to be pre-approved by the Audit Committee.

The Pre-Approval Policy permits the Audit Committee to delegate to one or more of its members pre-approval decisions. The member or members to whom such authority is delegated shall report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has identified certain services that do not impair the independence of the independent auditors and granted general pre-approval for those services. All services that do not have general pre-approval must be specifically pre-approved by the Audit Committee. The Audit Committee will periodically set pre-approval fee levels for all services to be provided by the independent auditors. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.

The Pre-Approval Policy requires the independent auditors to provide detailed back-up documentation, which will be provided to the Audit Committee, regarding specific services to be provided.

Requests or applications to provide services that require separate pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Chief Executive Officer or Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

Audit Fees. ChoiceOne paid Crowe Chizek and Company LLC $56,725 during 2004 and $44,400 during 2003 for the audit of ChoiceOne's annual financial statements and review of financial statements included in ChoiceOne's quarterly reports on Form 10-Q, or services that are normally provided by the auditors in connection with statutory and regulatory filings.

Audit-Related Fees. ChoiceOne paid to Crowe Chizek and Company LLC $1,300 during 2004 and $4,135 during 2003 for assurance and related services that were reasonably related to the performance of the audit or review of ChoiceOne's financial statements and are not reported under "Audit Fees" above.

Tax Fees. ChoiceOne paid to Crowe Chizek and Company LLC $7,325 during 2004 and $9,475 during 2003 for tax compliance, tax advice and tax planning. Tax services included preparing ChoiceOne's federal and state tax returns.

All Other Fees. ChoiceOne paid to Crowe Chizek and Company LLC $2,220 during 2004 and $27,925 during 2003 for services other than those services described above. In 2004, these services included miscellaneous consultations. In 2003, these services included a loan review, an analysis of postretirement healthcare benefits, and attendance at a Board of Director's retreat.

Shareholder Proposals

If you would like a proposal to be presented at the 2006 annual meeting of shareholders and if you would like your proposal to be considered for inclusion in ChoiceOne's proxy statement and form of proxy relating to that meeting, you must submit the proposal to ChoiceOne in accordance with Securities and Exchange Commission Rule 14a-8. ChoiceOne must receive your proposal by November 29, 2005 for your proposal to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. To be considered timely, any other proposal that you intend to present at the 2006 annual meeting of shareholders must similarly be received by ChoiceOne by November 29, 2005.

Form 10-K Report Available

ChoiceOne's Form 10-K Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, will be provided to you without charge upon written request. Please direct your requests to Mr. Thomas L. Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345.

CHOICEONE FINANCIAL SERVICES, INC.

P R O X Y	109 East Division Sparta, Michigan 49345 Annual Meeting of Shareholders - April 28, 2005	P R O X Y

                    The undersigned shareholder appoints James A. Bosserd and William F. Cutler, Jr. or either of them, each with the power to appoint his or her substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote at the annual meeting of shareholders of ChoiceOne Financial Services, Inc. referred to above and any adjournment of that meeting, on all matters that come before the meeting.
1.	Election of Directors

	[ ]	FOR all nominees listed below (except as indicated below)	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below

		Bruce A. Johnson	Jon E. Pike	Linda R. Pitsch

(Instruction:  To withhold authority to vote for any individual nominee, strike out that nominee's name in the list above.)

Your Board of Directors recommends that you vote FOR all nominees

                    This proxy is solicited by the Board of Directors. If this proxy is properly executed and delivered, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for election of all nominees named on this proxy. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting or any adjournment of the meeting.

Dated: ____________, 2005	Please sign exactly as your name(s) appear(s) on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature

Signature if held jointly

IMPORTANT -- Please Mark, Sign, Date and Return Promptly in the Enclosed Envelope